IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE STEPHEN PAGE, Individually And On Behalf Of All Others Similarly Situated, Plaintiff, v. ALON USA ENERGY INC., EZRA UZI YEMIN, RONALD W. HADDOCK, ZALMAN SEGAL, DAVID WIESSMAN, FREDEREC C. GREEN, ASSAF BINZBURG, WILLIAM J. KACAL, ILAN COHEN, MARK D. SMITH, AVIGAL SOREQ, and FRANKLIN R. WHEELER, Defendants. Case No. ______________ Judge CLASS ACTION CLASS ACTION COMPLAINT FOR VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AND RULE 14A-9 JURY DEMAND Plaintiff Stephen Page (“Plaintiff”), by and through his undersigned counsel, brings this shareholder class action on behalf of himself and all other similarly situated public shareholders of Alon USA Energy Inc. (“Alon” or the “Company”) against Alon and the members of the Company’s board of directors (collectively, the “Board” or the “Individual Defendants”), for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”), 15 U.S.C. §§78n(a) and 78t(a) respectively, and Securities and Exchange Commission (“SEC”) Rule 14a-9, 17 C.F.R. § 240.14a-9, and Regulation G, 17 C.F.R. § 244.100, in connection with the proposed merger (the “Proposed Merger”) between Alon and Delek US Holdings, Inc. (“Delek”). Plaintiff alleges the following based upon personal knowledge as to himself, and upon information and belief, including the investigation of Counsel, as to all other matters. Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 1 of 16 PageID #: 1

2 NATURE OF THE ACTION 1. On January 3, 2017, Alon and Delek jointly announced that it had reached a definitive Agreement and Plan of Merger (“Merger Agreement”) where Delek will acquire the remaining fifty-three percent of Alon’s outstanding common stock not already owned by Delek, constituting an implied enterprise value of $675 million. Alon stockholders will receive 0.504 Delek shares, representing an implied value of $12.13 per share (the “Merger Consideration”). 2. Defendants have violated the above-referenced Sections of the Exchange Act by filing a materially incomplete and misleading Schedule 14A Preliminary Proxy Statement (the “Proxy Statement”) filed with the SEC on May 30, 2017. The Board recommends that Alon shareholders vote in favor of approving the Proposed Merger at the forthcoming shareholder special meeting, and agree to exchange their shares pursuant to the terms of the Merger Agreement based on, among other things, the factors examined by the Board to make its recommendation and the opinion rendered by J.P. Morgan Securities LLC (“JPM”), who was retained to serve as financial advisor to the Company’s directors not affiliated with Delek (the “Special Committee”). 3. The Merger Consideration and the process by which Defendants agreed to consummate the Proposed Merger are fundamentally unfair to Alon’s public shareholders in view of the Company’s recent financial success and prospects for future growth. 4. To ensure the success of the Proposed Merger, the Board issued the Proxy Statement, which fails to provide shareholders with all material information necessary for them to assess the fairness of the Merger Consideration. In particular, the Proxy Statement fails to disclose: (1) certain material projections for Alon, including a reconciliation of the non-GAAP (generally accepted accounting principles) projections to the most directly comparable GAAP measures and Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 2 of 16 PageID #: 2

3 the line items used to calculate the non-GAAP measures, and (2) a fair summary of the financial analyses performed by JPM. 5. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from proceeding with the shareholder vote on the Proposed Merger, or, in the event the Proposed Merger is consummated, to recover damages resulting from the Defendants’ violations Sections 14(a) and 20(a) of the Exchange Act. 6. Thus, it is imperative that the relief requested herein be granted prior to special meeting to ensure that Alon stockholders can make an informed decision on how to vote their stock regarding the Proposed Merger. PARTIES 7. Plaintiff is, and has been at all relevant times, a shareholder of Alon common stock. 8. Defendant Alon is a Delaware corporation, with its principal executive offices located at 12700 Park Central Drive, Suite 1600, Dallas, Texas 75251. Alon is a holding company of several subsidiaries that refine and market petroleum products. 9. Individual Defendant Ezra Uzi Yemin is Chairman of the Board and a director of the Company, and has served in such capacities since May 2015. Yein also serves as the Chairman, President and CEO of Delek, positions he has held since December 2012. 10. Individual Defendant Ronald W. Haddock has served as a director of the Company since 2000 and is a member of the Special Committee. 11. Individual Defendant Zalman Segal has served as a director of the Company since 2005 and is a member of the Special Committee. Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 3 of 16 PageID #: 3

4 12. Individual Defendant David Wiessman has served as a director of the Company since May 2005 and serves as Chairman of the Special Committee. He served as Chairman of the Company from May 2005 to May 2015. 13. Individual Defendant Frederec C. Green has served as a director of the Company since May 2015. He has been an Executive Vice President of Delek since May 2009 and Delek’s Chief Operating Officer since November 2016. 14. Individual Defendant Assaf Ginzburg has served as a director of the Company since May 2015. He has held various positions with Delek since 2004 and is the current Chief Financial Officer of Delek. 15. Individual Defendant William J. Kacal Stephen W. Golsby has served as a director of the Company since May 2016. 16. Individual Defendant Ilan Cohen has served as a director of the Company since May 2014. He also served on the Special Committee. 17. Individual Defendant Mark D. Smith has served as a director of the Company since May 2014. He has also served as an Executive Vice President of Delek since May 2014. 18. Individual Defendant Avigal Soreq has served as a director of the Company since May 2015. He has been employed by Delek since December 2012 and currently holds the position of Executive Vice President and Chief Commercial Officer. 19. Individual Defendant Franklin R. Wheeler has served as a director of the Company since May 2016. 20. The Board and Alon may collectively be referred to as “Defendants.” Each of the Individual Defendants herein is sued individually, and as an aider and abettor, as well as in his or her capacity as an officer and/or director of the Company, and the liability of each arises from the Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 4 of 16 PageID #: 4

5 fact that he or she has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein. JURISDICTION AND VENUE 21. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Section 14(a) and 20(a) of the Exchange Act. 22. Personal jurisdiction exists over each Defendant either because the Defendant is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over Defendant by this Court permissible under traditional notions of fair play and substantial justice. 23. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because: (i) the conduct at issue had an effect in this District; and (ii) Alon is incorporated in this District. 24. Plaintiff brings this Action as a class action pursuant to Fed. R. Civ. P. 23 on behalf of themselves and the other public shareholders of Alon (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant. 25. This action is properly maintainable as a class action. 26. The Class is so numerous that joinder of all members is impracticable. As of May 1, 2017, there were approximately 71,877,464 issued and outstanding shares of Alon common shares. All members of the Class may be identified from records maintained by Alon or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to that customarily used in securities class actions. Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 5 of 16 PageID #: 5

6 27. Questions of law and fact are common to the Class, including, among others: (i) whether Defendants have misrepresented or omitted material information concerning the Proposed Transaction in the Proxy Statement in violation of Section 14(a) of the Exchange Act and SEC Rules and Regulations including Rule 14a-9; (ii) whether the Director Defendants have violated Section 20(a) of the Exchange Act; and (iii) whether Plaintiff and other members of the Class will suffer irreparable harm if compelled to vote their units regarding the Proposed Transaction based on the false and/or misleading Proxy Statement. 28. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class, Plaintiff have the same interests as the other members of the Class, and Plaintiff do not have any interests that are adverse to the Class. Accordingly, Plaintiff is adequate representatives of the Class and will fairly and adequately protect the interests of the Class. 29. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for Defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests. 30. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, injunctive relief on behalf of the Class is appropriate. Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 6 of 16 PageID #: 6

7 SUBSTANTIVE ALLEGATIONS 31. Alon is a holding company of several subsidiaries, which refine, market, and supply petroleum products in West Texas, New Mexico and Arizona. Alon also operates conveniences stores in West Texas and New Mexico. 32. On January 3, 2017, Alon and Delek issued a joint press release announcing the Proposed Merger. In the press release, Alon disclosed that the Proposed Merger required approval by the holders of a majority of the remaining fifty-three percent of Alon shares, which excludes the shares already owned by Delek US. The Incomplete and Materially Misleading Proxy Statement 33. On May 30, 2017, Defendants filed the materially incomplete and misleading Proxy Statement with the SEC. The information contained in the Proxy Statement has been disseminated to Alon shareholders to solicit their vote in favor of the Proposed Merger. The Individual Defendants were obligated to carefully review the Proxy Statement before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Proxy Statement misrepresents and/or omits material information that is necessary for the Company’s shareholders to make an informed decision concerning whether to vote in favor of the Proposed Merger, in violation of Sections 14(a) and 20(a) of the Exchange Act. 34. Specifically, the Proxy Statement discloses three sets of the Company’s projections for the years 2016-2026 (the “Alon Projections”). Proxy at 156-61. However, the Proxy Statement fails to reconcile the non-GAAP metrics found in each set of projections to each Non-GAAP metrics’ most comparable GAAP metric. Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 7 of 16 PageID #: 7

8 35. Moreover, JPM based its calculation of unlevered free cash flows on the Alon Projections. Despite this reliance, the Proxy Statement neither defines unlevered free cash flows nor does it reconcile unlevered free cash flows to its most comparable GAAP metric. Stockholders must be informed as to their specific differences (e.g. stock-based compensation) between the non- GAAP metrics disclosed and utilized by the Board and JPM. The failure to reconcile and explain these differences renders the Alon Projections in the Proxy Statement false and misleading. 36. When a company discloses non-GAAP financial measures in a Proxy Statement, the Company must also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method), of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100. 37. Indeed, the SEC has recently increased its scrutiny of the use of non-GAAP financial measures in communications with shareholders. The former SEC Chairwoman, Mary Jo White, recently stated that the frequent use by publicly traded companies of unique company- specific non-GAAP financial measures (as the Company has included in the Proxy Statement here), implicates the centerpiece of the SEC’s disclosures regime: In too many cases, the non-GAAP information, which is meant to supplement the GAAP information, has become the key message to investors, crowding out and effectively supplanting the GAAP presentation. Jim Schnurr, our Chief Accountant, Mark Kronforst, our Chief Accountant in the Division of Corporation Finance and I, along with other members of the staff, have spoken out frequently about our concerns to raise the awareness of boards, management and investors. And last month, the staff issued guidance addressing a number of troublesome practices which can make non-GAAP disclosures misleading: the lack of equal or greater prominence for GAAP measures; exclusion of normal, recurring cash operating expenses; individually tailored non-GAAP revenues; lack of consistency; cherry-picking; and the use of cash per share data. I strongly urge companies to carefully consider this guidance and revisit their approach to non- Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 8 of 16 PageID #: 8

9 GAAP disclosures. I also urge again, as I did last December, that appropriate controls be considered and that audit committees carefully oversee their company’s use of non-GAAP measures and disclosures.1 38. Over the past year, the SEC has repeatedly emphasized that disclosure of non- GAAP projections can be inherently misleading, and has therefore heightened its scrutiny of the use of such projections.2 Indeed, on May 17, 2016, the SEC’s Division of Corporation Finance released new and updated Compliance and Disclosure Interpretations (“C&DIs”) on the use of non-GAAP financial measures that demonstrate the SEC’s tightening policy.3 One of the new C&DIs regarding forward-looking information, such as financial projections, explicitly requires companies to provide any reconciling metrics that are available without unreasonable efforts. 39. In order to make the projections included on page 45-46 of the Proxy Statement materially complete and not misleading, Defendants must provide a reconciliation table of all disclosed non-GAAP measures to the most comparable GAAP measures. In fact, the Defendants acknowledge the materially incomplete and misleading nature of said non-GAAP measures in the Proxy Statement: “Non-GAAP financial measures are not intended to be considered in isolation from, or as a substitute for financial measures prepared in accordance with GAAP, including net 1 Mary Jo White, Keynote Address, International Corporate Governance Network Annual Conference: Focusing the Lens of Disclosure to Set the Path Forward on Board Diversity, Non- GAAP, and Sustainability (June 27, 2016), https://www.sec.gov/news/speech/chair-white-icgn- speech.html. 2 See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, Harvard Law School Forum on Corporate Governance and Financial Regulation (June 24, 2016), https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measures-the- secs-evolving-views/; Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. Times, Apr. 22, 2016, http://www.nytimes.com/ 2016/04/24/business/fantasy-math-is-helping-companies-spin-losses-into-profits.html?_r=0 (last visited 03/06/2017). 3 Non-GAAP Financial Measures, Compliance & Disclosure Interpretations, U.S. SECURITIES AND EXCHANGE COMMISSION (May 17, 2017), https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm. (last visited 03/06/2017) Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 9 of 16 PageID #: 9

10 income. The Company’s calculations of these non-GAAP measures may differ from others in its industry and are not necessarily comparable with information presented under similar sounding captions used by other companies.” Proxy Statement at 48. Despite disclosing the misleading and materially incomplete nature of non-GAAP financial measures, Defendants fail to reconcile the non-GAAP measures disclosed in the Proxy Statement. 40. The Proxy Statement also fails to provide sufficient information for shareholders to assess the valuation analyses performed by JPM in support of its fairness opinions. 41. With respect to JPM’s Discounted Cash Flow Analysis, the Proxy Statement fails to disclose the definition of unlevered free cash flows, a reconciliation of unlevered free cash flows to its most comparable GAAP metric, the rationale for using a perpetual growth rate range of 0% to 1.0%, well below the historical gross domestic product growth rate and inflation. As a result of these omissions, shareholders are unable to assess whether JPM’s discounted cash flow analysis, generally considered the most useful analysis, should be considered in deciding whether or not to vote. The omission of such information renders the summaries of these valuation analyses and the ranges of implied share price on pages 147-48 of the Proxy Statement misleading. 42. In sum, the omission of the above-referenced information renders statements in the Proxy Statement materially incomplete and misleading, in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the special shareholder meeting to vote on the Proposed Merger, Plaintiff and the other members of the Class will be unable to make a fully-informed decision regarding whether to vote in favor of the Proposed Merger, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein. Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 10 of 16 PageID #: 10

11 CLAIMS FOR RELIEF COUNT I Claim for Violations of Section 14(a) of the Exchange Act Against All Defendants 43. Plaintiff repeats and realleges each allegation set forth herein. 44. Section 14(a)(1) of the Exchange Act makes it “unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.” 15 U.S.C. § 78n(a)(1). 45. Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that Proxy Statement communications with shareholders shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9. 46. SEC Regulation G has two requirements: (1) a general disclosure requirement; and (2) a reconciliation requirement. The general disclosure requirement prohibits “mak[ing] public a non-GAAP financial measure that, taken together with the information accompanying that measure, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the presentation of the non-GAAP financial measure…not misleading.” 17 C.F.R. § 244.100(b). The reconciliation requirement requires an issuer that chooses to disclose a non- GAAP measure to provide a presentation of the “most directly comparable” GAAP measure, and Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 11 of 16 PageID #: 11

12 a reconciliation “by schedule or other clearly understandable method” of the non-GAAP measure to the “most directly comparable” GAAP measure. 17 C.F.R. § 244.100(a). As set forth above, the Proxy Statement omits information required by SEC Regulation G, 17 C.F.R. § 244.100. 47. The omission of information from a Proxy Statement violates Section 14(a) and Rule 14a-9 if other SEC regulations specifically require disclosure of the omitted information. 48. Defendants have issued the Proxy Statement with the intention of soliciting shareholder support for the Proposed Merger. Each of the Defendants reviewed and authorized the dissemination of the Proxy Statement, which fails to provide critical information regarding, amongst other things: (i) financial projections for the Company and (ii) the valuation analyses performed by JPM. 49. In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a). 50. The Individual Defendants knew or were negligent in not knowing that the Proxy Statement is materially misleading and omits material facts that are necessary to render it not misleading. The Individual Defendants undoubtedly reviewed and relied upon the omitted information identified above in connection with their decision to approve and recommend the Proposed Merger; indeed, the Proxy Statement states that JPM reviewed and discussed its financial analyses with the Board, and further states that the Board considered both the financial analyses provided by JPM as well as its fairness opinion and the assumptions made and matters considered in connection therewith. Further, the Individual Defendants were privy to and had knowledge of Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 12 of 16 PageID #: 12

13 the projections for the Company and knew or should have known of the conflicts faced by JPM and the timing of management’s discussions regarding post-close employment. 51. The Individual Defendants were, at the very least, negligent in preparing and reviewing the Proxy Statement. The preparation of a Proxy Statement by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. The Individual Defendants were negligent in choosing to omit material information from the Proxy Statement or failing to notice the material omissions in the Proxy Statement upon reviewing it, which they were required to do carefully as the Company’s directors. Indeed, the Individual Defendants were intricately involved in the process leading up to the signing of the Merger Agreement and the preparation of the Company’s financial projections. 52. Alon is deemed negligent as a result of the Individual Defendants’ negligence in preparing, reviewing and filing the Proxy Statement. 53. The misrepresentations and omissions in the Proxy Statement are material to Plaintiff and the Class, who will be deprived of their right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Merger. 54. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict. COUNT II Claims for Violations of Section 20(a) of the Exchange Act Against the Individual Defendants 55. Plaintiff repeats and realleges each allegation set forth herein. 56. The Individual Defendants acted as controlling persons of Alon within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 13 of 16 PageID #: 13

14 and/or directors of the Alon, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Proxy Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements which Plaintiff contends were false and/or materially incomplete and therefore misleading. 57. Each of the Individual Defendants were provided with or had unlimited access to copies of the Proxy Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected. 58. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations alleged herein, and exercised the same. The Proxy Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Merger. Thus, the Individual Defendants were intimately connected with and directly involved in the making of this document. 59. In addition, as the Proxy Statement sets forth at length, and as described herein, the Individual Defendants were each involved in negotiating, reviewing, and approving the Merger. The Proxy Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions. Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 14 of 16 PageID #: 14

15 60. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act. 61. Plaintiff has no adequate remedy at law. PRAYER FOR RELIEF WHEREFORE, Plaintiff prays for judgment and relief as follows: A. Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative and Plaintiff’s counsel as Class counsel; B. Enjoining Defendants and all persons acting in concert with them from proceeding with the shareholder vote on the Proposed Merger or consummating the Proposed Merger, unless and until the Company discloses the material information discussed above, which has been omitted from the Proxy Statement; C. Rescinding, to the extent already implemented, the Proposed Merger or any of the terms thereof, or granting Plaintiff and the Class rescissory damages; D. In the event Defendants consummate the Proposed Merger, awarding damages to Plaintiff and the Class; E. Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and F. Granting such other and further relief as this Court may deem just and proper. JURY DEMAND Plaintiff demands a trial by jury on all issues so triable. Dated: June 2, 2017 FARUQI & FARUQI, LLP By: /s/ Michael Van Gorder Michael Van Gorder (#6214) 20 Montchanin Road, Suite 145 Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 15 of 16 PageID #: 15

16 OF COUNSEL: FARUQI & FARUQI, LLP Nadeem Faruqi James M. Wilson, Jr. 685 Third Ave., 26th Fl. New York, NY 10017 Telephone: (212) 983-9330 Email: nfaruqi@faruqilaw.com Email: jwilson@faruqilaw.com Counsel for Plaintiff Wilmington, DE 19807 Tel.: (302) 482-3182 Email: mvangorder@faruqilaw.com Counsel for Plaintiff Case 1:17-cv-00671-UNA Document 1 Filed 06/02/17 Page 16 of 16 PageID #: 16